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                                                                      EXHIBIT 11

                  CENTERPOINT PROPERTIES CORPORATION AND SUBSIDIARIES
                           COMPUTATION OF EARNINGS PER SHARE

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
                                                           THREE MONTHS ENDED SEPTEMBER 30,       NINE MONTHS ENDED SEPTEMBER 30,
                                                           --------------------------------       -------------------------------
                                                                1996              1995                 1996             1995
                                                           --------------    --------------       --------------   --------------
Net income (A)                                               $5,358,214        $1,682,172           $11,168,924      $4,976,297
Interest expense-debentures                                     318,654           754,869             1,088,264       2,555,976
                                                           --------------    --------------       --------------   --------------
Adjusted net income (B)                                      $5,676,868        $2,437,041           $12,257,188      $7,532,273
                                                           --------------    --------------       --------------   --------------
                                                           --------------    --------------       --------------   --------------

Weighted average number of shares of common
   stock outstanding                                         14,210,430         9,406,191            11,822,133       8,908,548

Additional number of common equivalent shares
   outstanding:
          Stock options - net (1)                               202,260           348,157               198,627         181,073
          Class B common stock (2)                            2,272,727                               2,272,727
                                                           --------------    --------------       --------------   --------------

Weighted average common and common
   equivalent shares outstanding (C)                         16,685,417         9,754,348            14,293,487       9,089,621

Additional weighted average shares outstanding
   assuming debentures converted at issue price                 850,938         2,017,006               967,249       2,271,752
                                                           --------------    --------------       --------------   --------------

Weighted average shares outstanding for fully-
   diluted (D)                                               17,536,355        11,771,354            15,260,736      11,361,373
                                                           --------------    --------------       --------------   --------------
                                                           --------------    --------------       --------------   --------------

Net income per share:

        Primary (A/C)                                             $0.32             $0.17                 $0.78           $0.55

        Fully -diluted (3) (B/D)                                  $0.32             $0.21                 $0.80           $0.66

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Notes:
     (1)  Represents stock options using the treasury stock method.
     (2) Represents Class B common stock as if converted on a share for share basis; prorated for the days the Class B common stock was outstanding. The Class B common stock is considered a common stock equivalent as it participates in dividends with common stock and was converted into common stock with shareholder approval in May, 1996.
     (3)  Conversion of debentures is anti-dilutive.